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                                                                    EXHIBIT 11.1

SEARCH CAPITAL GROUP, INC.
COMPUTATION OF PER SHARE EARNINGS (LOSS)
(in thousands except per share data)


                                                   Six Months Ended          Year Ended             Year Ended
                                                    March 31, 1996        September 30, 1995     September 30, 1994
Weighted Average Shares:
        Common Stock outstanding at end of period      24,952                  10,774                 11,698

        Adjustment for weighting of shares(1)         (15,002)                 (1,807)                  (440)

        Common stock equivalents assumed
          outstanding                                     497                     -                      -
                                                      -------                --------               --------
Weighted Average Shares Outstanding  [A]               10,447                   8,967                 11,258
                                                      =======                ========               ========


        Net Income (Loss)            [B]              $(2,998)               $(20,134)              $(26,190)
                                                      =======                ========               ========

Computation of net income (loss) per share:

        Net income (loss) divided by weighted
        average shares outstanding   [A]/[B]          $ (0.29)               $ (2.25)              $ (2.33)
                                                      =======                ========               ========



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(1)  On March 15, 1996, the Company issued 12,115,000 shares of common stock in connection with the Joint Plan of Reorganization.